Exhibit 99.2

    News Release

Media Contact:

Amber Best

NewPage

937-242-9093

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

NewPage Corporation and Certain U.S. Subsidiaries Receive Approval of First Day Motions

To Enable Business Continuity Throughout Restructuring

MIAMISBURG, Ohio – September 8, 2011 – NewPage Corporation announced today that its corporate parent, NewPage Group Inc., and certain of its U.S. subsidiaries (collectively, the “Company”) have received approval from the United States Bankruptcy Court for the District of Delaware on all of the First Day Motions related to its voluntary Chapter 11 restructuring that were scheduled to be heard today. The remaining motions (dealing with certain professionals) will be scheduled for a hearing at a later date. These approvals give the Company the authority to continue to conduct its business as usual without interruption in U.S. employee wages and benefits programs or customer programs, among other stakeholder protections.

Among the First Day Motions granted, the Company received interim approval of its $600 million Debtor in Possession (DIP) financing committed by JPMorgan Chase Bank, N.A., Barclays Bank PLC and Wells Fargo Capital Finance, LLC. These facilities help ensure the Company has adequate liquidity to continue to operate and compete successfully while it works with its creditors and other stakeholders to complete a Chapter 11 plan for its U.S. operations.

Additionally, the Company emphasized that, following approval of the motions:

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It has authority to continue its pre-existing customer programs without interruption. The Company fully intends to deliver the same high level of quality and service its customers expect both during and after the restructuring.

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It has authority to continue its existing employee wage and benefit programs, including expense reimbursement, vacation, sick leave and holiday pay, as well as retirement and savings plans in the normal course. The Company believes that protecting employees is integral to its future success.

•	It has received approval to use cash collateral and to continue its current cash management system for operations.

The Company previously stated that it fully intends to pay suppliers for all goods and services delivered on or after the September 7, 2011 filing date. Supplier claims for goods and services provided before the filings are typically dealt with as part of the Chapter 11 plan. The Company values and looks forward to continuing its relationships with its suppliers.

“Securing Court approval of our First Day Motions was a critical first step in our Court-supervised restructuring process,” said George F. Martin, president and chief executive officer of NewPage Corporation. “We believe the intended balance sheet restructuring will enable us to fully realize the benefits of our prior operational improvements and make continued investments in the business. Building upon the consistency and exceptional service for which NewPage has been known, we will continue to create quality paper that is in high demand from our customers.”

NewPage Group Inc. and certain of its U.S. subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code on September 7, 2011. Separately, the company’s Canadian subsidiary, NewPage Port Hawkesbury Corp., commenced proceedings before the Supreme Court of Nova Scotia under the Companies’ Creditors Arrangement Act of Canada (“CCAA”).

NewPage has established a dedicated website, www.NewPageRestructuring.com, through which its stakeholders can access current information about the restructuring and the related legal filings.

Court documents pertaining to the U.S. proceedings can also be accessed directly through the Claims Agent’s website, www.kccllc.net/newpage.

Suppliers can receive answers to additional questions they may have by contacting the NewPage supplier call center at (877) 226-7107 or suppliers@newpagecorp.com.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the leading producer of printing and specialty papers in North America, based on production capacity, with $3.6 billion in net sales for the year ended December 31, 2010. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.1 million tons of paper, including approximately 2.9 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

To learn more, visit www.NewPageCorp.com.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; our ability to obtain additional financing or refinance our indebtedness may be limited; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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